Exhibit 10-jjj

FORM OF

NON-DISCLOSURE AND NON-SOLICITATION AGREEMENT

This Agreement is effective as of ________________, 200__, between AT&T Inc., a Delaware corporation, (collectively with its direct and indirect subsidiaries and affiliates referred to herein as the “Company”) and [Name of Executive] (“Executive”).  Executive is employed by [Name of Executive’s Employer], which is a direct or indirect affiliate or subsidiary of AT&T Inc.

In consideration of Executive’s (i) original or continued employment with the Company, (ii) current and continued specialized training in the Company’s business, (iii) current and continued access to the Company’s proprietary and confidential information during Executive’s employment, (iv) the compensation that will be paid to Executive during Executive’s employment, (v) the award of ____________________ shares of AT&T Inc. Restricted Stock, and (vi) future eligibility to participate in the Company’s executive compensation and benefit plans that include loyalty-related covenants effective January 1, 2010, the Company and Executive agree to the terms set forth below.  The Restricted Stock will be granted under the 2006 Incentive Plan effective with the execution of this agreement and will have a vesting date of November 19, 2012.

1. ACKNOWLEDGMENTS

1.1 The Company and the Executive acknowledge and agree as follows:

(a) The Executive has performed and will continue to perform significant functions with respect to the development of the Company’s “Confidential Information” (defined below), which Confidential Information is shared only with a very limited number of Company executives who have an absolute need to know the information.

(b) Executive has a need to know such Confidential Information for purposes of successfully performing the Executive’s assigned employment related responsibilities.  The Company is willing to make such Confidential Information available to Executive on the terms and conditions described in this Agreement.

(c) The Confidential Information developed, received, and to be developed or received by Executive is highly valuable, and, if disclosed to another person or entity, the Company would be harmed.

2. EXECUTIVE COVENANTS

2.1 Covenant not to Disclose

(a) During Executive’s employment with the Company and for a period of twenty-four (24) months following the termination of that employment (whether such termination is voluntary or involuntary), Executive will not use, disclose or reveal to any person any Confidential Information except when acting within the scope of Executive’s duties or with prior written authorization from the Company.

(b) Following termination of employment, Executive shall return to Company, and shall not take or retain, any Confidential Information, including, without limitation, any Confidential Information in electronic form, or any computer or data storage device belonging to the Company, without prior written authorization from the Company, and Executive will continue to faithfully perform all of Executive’s contractual, legal and ethical obligations to the Company to the extent such obligations continue in effect.

(c) As used in this Agreement, the term “Confidential Information” means all information belonging to, or otherwise relating to the business of the Company, which is not generally known, regardless of the manner in which it is stored or conveyed to Executive, and which the Company has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure.  Confidential Information includes trade secrets as well as other proprietary knowledge, information, know-how, and non-public intellectual property rights, including unpublished or pending patent applications and all related patent rights, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and data, whether or not patentable or copyrightable and whether or not it has been conceived, originated, discovered, or developed in whole or in part by Executive.  For example, Confidential Information includes, but is not limited to, information concerning the Company’s business plans, budgets, operations, products, strategies, marketing, sales, inventions, designs, costs, legal strategies, finances, supervisory employees, employee costs, customers, prospective customers, licensees, or licensors; information received from third parties under confidential conditions; or other valuable financial, commercial, business, technical or marketing information concerning the Company, or any of the products or services made, developed or sold by the Company.  Confidential Information does not include information that (i) was generally known to the public at the time of disclosure; (ii) was lawfully received by Executive from a third party; (iii) was known to Executive prior to receipt from the Company; or (iv) was independently developed by Executive or independent third parties; in each of the foregoing circumstances, this exception applies only if such public knowledge or possession by an independent third party was without breach by Executive or any third party of any obligation of confidentiality or non-use, including, but not limited to, the obligations and restrictions set forth in this Agreement.

(d) Nothing in this Section 2.1 shall be deemed to limit Executive’s non-disclosure obligations under any applicable rule, statute, or regulation.  Executive’s obligations under this Section 2 shall continue in perpetuity with respect to any and all information that constitutes a trade secret under applicable law.

2.2 Covenants not to Solicit or Hire

(a) During Executive’s employment with the Company and for a period of twenty-four (24) months following the termination of that employment (whether such termination is voluntary or involuntary), Executive will not hire for another employer, recruit or solicit to work for another employer as an employee or contractor, or assist or participate in any way in such hiring, recruitment or solicitation of, any non-clerical employee of the Company who was employed by the Company as of the date that Executive’s employment terminates and with whom Executive had Contact (as defined below) during Executive’s employment with the Company.

(b) As used in this Agreement, “Contact” means interaction between Executive and the non-clerical employee during performance of Executive’s job duties on behalf of the Company.

(c) Nothing in this Section 2.2 shall be deemed to prohibit communications other than those whose purpose is to encourage or entice a non-clerical employee to terminate or limit his or her employment with the Company.

(d) Nothing in this Section 2.2 shall be deemed to prohibit any conduct as to which Executive obtains the express prior written consent of the Company.

2.3 Remedies for Breach

The parties recognize that Executive’s breach of this Agreement will cause irreparable injury to the Company, such that monetary damages would not provide an adequate or complete remedy.  Accordingly, in the event of Employee’s actual or threatened breach of the provisions of this Agreement, the Company, in addition to all other rights, shall be entitled to an injunction restraining Executive from breaching this Agreement, and to recover from Executive its reasonable attorneys’ fees and costs incurred in obtaining such remedies.

3. RIGHTS IN DEVELOPMENTS

All writings, artwork, developments, inventions, techniques, methods, improvements, products, devices, programs, or systems that Executive, either alone or in concert with other Company employees or contractors, shall conceive, develop, or make within the scope of Executive’s employment by the Company or that are related to such employment shall be divulged to the Company and shall be the sole property of the Company as work-made-for-hire.  In the event that anything Executive, either alone or in concert with other Company employees or contractors, conceives, develops, or makes within the scope of Executive’s employment or related to Executive’s employment does not qualify as a work-made-for-hire under applicable laws, Executive hereby assigns to the Company all interest and rights therein, including, without limitation, worldwide copyright in all forms and media, now or hereafter known.  The Company shall own all rights throughout the world to anything Executive, either alone or in concert with other Company employees or contractors, conceives, develops, or makes within the scope of Executive’s employment or related to Executive’s employment, whether or not copyright or patent applications or other procedures for the establishment of proprietary rights are pursued.  Executive shall cooperate fully in the establishment and maintenance of all such rights of the Company throughout the world by executing such documents as may reasonably be requested for such purposes, such as copyright applications, Letters Patent, and assignments thereof to the Company.

4. OBLIGATIONS TO PREVIOUS EMPLOYERS

Executive hereby warrants and certifies that Executive’s employment by the Company does not and will not breach any of Executive’s obligations under any agreement to which Executive is a party with any of Executive’s previous employers; that Executive has not taken or retained, and will not take or retain, any documents or other records, whether in paper, electronic or any other form, or any computer or electronic storage device, belonging to any previous employer, including, without authorization from any such employer; that Executive has faithfully performed, and will continue to faithfully perform, all of Executive’s contractual, legal and ethical obligations to any previous employer, to the extent such obligations continue in effect; and that Executive will not use or disclose any confidential information belonging to any previous employer in connection with Executive’s employment by the Company.

5. CHOICE OF LAW / EXCLUSIVE FORUM SELECTION

This Agreement shall be construed under, governed by and enforced in accordance with the laws of the State of ___________.  Any action brought to enforce, invalidate or otherwise affect the terms of this Agreement may be brought only in the federal or state courts in __________ County in the State of ___________.  The parties each hereby consent to personal jurisdiction in the federal and state courts in ___________ County in the State of ____________ and to service of process in the State of __________.  Nothing in this Agreement, however, shall diminish either party’s amenability to service of process in other jurisdictions under applicable “long-arm” jurisdiction provisions.  [use forum specific to Executive]

6. ASSIGNMENT

Executive acknowledges that the services to be rendered are unique and personal.  Accordingly, Executive may not assign any of his or her rights or delegate any duties or obligations under this Agreement.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

7. SEVERABILITY

If any provision of this Agreement is held to be unenforceable, such provision will be distinct and severable from the other provisions of this Agreement, and such unenforceability will not affect the validity and enforceability of the remaining provisions.

8. MISCELLANEOUS

8.1 Executive acknowledges that this Agreement does not confer the right to be employed by the Company for any specific period of time and that Executive’s employment relationship with the Company is at-will and may be terminated by either party at any time.

8.2 The waiver or consent by the Company of any provision of this Agreement, or the waiver or consent by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a further or continuing waiver or consent of any subsequent breach by Executive.  No waiver or consent shall be valid or binding on the Company unless made in writing and signed by an authorized representative of the Company.

8.3 Section headings in this Agreement are used for convenience or reference only and shall not affect the meaning of any provision of this Agreement.

8.4 The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.  This Agreement constitutes the sole and entire agreement between the parties relating to its subject matter, and it supersedes and cancels all previous agreements or understandings between the parties except that this Agreement shall not be deemed to supersede or cancel any obligations of Executive under the [list specific plans and agreements that include non-compete, non-solicit, and/or confidentiality provisions] AT&T Supplemental Employee Retirement Plan, any deferred compensation or stock option award plan, or any other AT&T benefit or welfare plan as to which Executive is a participant or beneficiary.  In executing this Agreement neither party has relied on any statements, promises, or representations made by the other party except as specifically stated in this Agreement.

8.5 Executive and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.  Both parties represent and agree that they have had the opportunity to review any and all aspects of this Agreement with the legal advisor or advisors of their choice before executing this Agreement, and have in fact received and considered such legal advice and counsel as they wish to obtain.

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date written above.

AT&T INC.
[Name of Executive]
By:
Title: